As filed with the Securities and Exchange Commission on April 21, 2021

Registration No. 333-83171
Registration No. 333-37000
Registration No. 333-159548
Registration No. 333-136016
Registration No. 333-196412

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 5 to Form S-8 Registration Statement Registration No. 333-83171
Post-Effective Amendment No. 2 to Form S-8 Registration Statement Registration No. 333-37000
Post-Effective Amendment No. 1 to Form S-8 Registration Statement Registration No. 333-159548
Post-Effective Amendment No. 3 to Form S-8 Registration Statement Registration No. 333-136016
Post-Effective Amendment No. 1 to Form S-8 Registration Statement Registration No. 333-196412

UNDER
THE SECURITIES ACT OF 1933

NIC Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	52-2077581 (IRS Employer Identification No.)

25501 West Valley Parkway, Suite 300 Olathe, Kansas (Address of principal executive offices)	66061 (Zip Code)

Employee Stock Purchase Plan
Amended and Restated 1998 Stock Option Plan
2004 Amended and Restated Stock Option Plan
1999 Stock Option Plan of SDR Technologies, Inc.
2006 Amended and Restated Stock Option and Incentive Plan
2014 Amended and Restated Stock Compensation Plan
(An amendment and restatement of the 2006 Amended and Restated Stock Option and Incentive Plan)
(Full title of the plan)

William A. Van Asselt
General Counsel and Assistant Secretary
NIC Inc.
25501 West Valley Parkway, Suite 300
Olathe, Kansas 66061
(Name and address of agent for service)
(877) 234-3468
(Telephone number, including area code, of agent for service)

With a copy to:

Doreen E. Lilienfeld, Esq.
Shearman & Sterling LLP
599 Lexington Avenue, New York, NY 10022
(212) 848-7171 (Telephone)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) filed by NIC Inc., a Delaware corporation (the “Registrant”), deregisters all shares of the Registrant’s common stock, $0.0001 par value per share (the “Shares”), remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•
Registration Statement on Form S-8 (No. 333-83171) pertaining to the registration of 12,500,000 Shares, issuable under the Registrant’s Employee Stock Purchase Plan, Amended and Restated 1998 Stock Option Plan and 2004 Amended and Restated Stock Option Plan.

•	Registration Statement on Form S-8 (No. 333-37000) pertaining to the registration of 189,199 Shares, issuable under the Registrant’s 1999 Stock Option Plan of SDR Technologies, Inc.

•
Registration Statement on Form S-8 (No. 333-159548) pertaining to the registration of 5,000,000 Shares, issuable under the Registrant’s 2006 Amended and Restated Stock Option and Incentive Plan and its predecessor plans (the “2006 Stock Option Plan”).

•	Registration Statement on Form S-8 (No. 333-136016) pertaining to the registration of 1,771,013 Shares, issuable under the Registrant’s 2006 Stock Option Plan.

•
Registration Statement on Form S-8 (No. 333-196412) pertaining to the registration of 1,538,469 Shares, issuable under the Registrant’s 2014 Amended and Restated Stock Compensation Plan (an amendment and restatement of the 2006 Stock Option Plan).

Effective as of April 21, 2021, as contemplated by the Agreement and Plan of Merger, by and among the Registrant, Tyler Technologies, Inc. and Topos Acquisition, Inc., dated as of February 9, 2021, Topos Acquisition, Inc. merged with and into the Registrant, with the Registrant surviving as a non-publicly traded, wholly owned subsidiary of Tyler Technologies, Inc. (such transaction, the “Merger”).

As part of the Merger, the Registrant has terminated any and all offerings of the Registrant’s Shares pursuant to the Registration Statements.  In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares that remain unsold at the termination of the offering, the Registrant hereby removes from registration, by means of this Post-Effective Amendment to the Registration Statements, all Shares registered under the Registration Statements that were registered for issuance but remain unsold as of the effectiveness of the Merger.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olathe, State of Kansas, on April 21, 2021.

NIC INC.

By:	/s/ Brian K. Miller
Name: Brian K. Miller
Title: Vice President and Treasurer

NOTE: No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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